UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2018

 WRIGHT MEDICAL GROUP N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	1-35065	98-0509600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands		None
(Address of principal executive offices)		(Zip code)
(+31) 20 521-4777
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934. (17 CFR 240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.
On October 10, 2018, Wright Medical Group, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition of Cartiva, Inc., a Delaware corporation (“Cartiva”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated August 24, 2018, by and among the Company, Braves WMS, Inc., a Delaware corporation (the “Merger Sub”), Wright Medical Group N.V., a Dutch public limited liability company (naamloze vennootschap) (“Wright”), for the limited purposes referenced in the Merger Agreement, Cartiva, and Fortis Advisors LLC, a Delaware limited liability company, as representative of the stockholders of Cartiva, Merger Sub merged with and into Cartiva, with Cartiva continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”). The aggregate purchase price for the Merger was $435 million payable in cash (the “Purchase Price”), subject to certain adjustments set forth in the Merger Agreement.
At the effective time of the Merger (the “Effective Time”), in accordance with the Merger Agreement and subject to the terms and conditions of the Merger Agreement, among other things, (i) each share of Cartiva capital stock (other than shares held by Cartiva and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law) that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive a pro rata share of the Purchase Price (the “Per Share Amount”), subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement; and (ii) each option and each warrant to purchase shares of Cartiva’s capital stock that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive the amount by which the Per Share Amount exceeded the exercise price per share attributable to such option or warrant, as applicable, subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement.
The foregoing descriptions of the Merger Agreement and the Merger are subject to, and qualified in their entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to Wright’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2018, and is incorporated by reference herein. The Merger Agreement has been included solely to provide Wright’s investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Wright or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement: (i) are made only for purposes of the Merger Agreement and are made as of specific dates; (ii) are solely for the benefit of the parties; (iii) may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Wright’s investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Wright or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.
In connection with the Merger and in order to finance a portion of the Purchase Price and related fees and expenses in connection therewith, Wright previously completed an offering of 18,248,932 shares of its ordinary shares, par value €0.03 per share, at an initial price to the public of $24.60 per share (the “Offering”). For more information regarding the Offering, please see Wright’s Current Report on Form 8-K filed on August 29, 2018, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On October 10, 2018, Wright issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by Wright under the Exchange Act or the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

	(d)	Exhibits.

Exhibit No.		Description

99.1		Press Release issued by Wright Medical Group N.V. dated October 10, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT MEDICAL GROUP N.V.

Dated: October 10, 2018	By:	/s/ Lance A. Berry
Lance A. Berry
Senior Vice President and Chief Financial Officer